Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Second Quarter Ended June 30, 2019 And Announces $10 Million Stock Repurchase Program

HOUSTON, Aug. 1, 2019 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended June 30, 2019 and also announced that its Board of Directors has authorized the Company to engage in a stock repurchase program of up to $10 million.

Second Quarter 2019 Highlights

  Net loss of $12.9 million, or $0.17 per share.
  Adjusted net loss, as defined below, of $5.5 million, or $0.07 per share. Adjusted net loss includes a charge of $2.7 million, or $0.03 per share, associated with a tax rate adjustment described below.
  Adjusted EBITDA, as defined below, of $12.8 million.
  Net debt, excluding finance leases, of $119.7 million.
  Fleet utilization of 83.7%.
  Fully burdened margin of $6,713 per day.

In the second quarter of 2019, the Company reported revenues of $52.9 million, a net loss of $12.9 million, or $0.17 per share, adjusted net loss (defined below) of $5.5 million, or $0.07 per share, and adjusted EBITDA (defined below) of $12.8 million. Included in net loss and adjusted net loss during the quarter was a tax charge of $2.7 million, or $0.03 per share, associated with a change in expected tax rate compared to the first quarter of 2019 which resulted in a reversal of the tax benefit recorded during the first quarter of 2019.

These results compare to revenues of $25.8 million, a net loss of $3.3 million, or $0.09 per share, adjusted net loss of $3.2 million, or $0.08 per share, and adjusted EBITDA of $5.0 million in the second quarter of 2018, revenues of $60.4 million, a net loss of $2.4 million, or $0.03 per share, an adjusted net income of $2.9 million, or $0.04 per share, and adjusted EBITDA of $15.8 million in the first quarter of 2019. Net income and adjusted net income during the first quarter of 2019 included a tax benefit of $2.5 million, or $0.03 per share.

Chief Executive Officer Anthony Gallegos commented, "Second quarter market conditions softened more than original expectations as our customers increased their focus on budget discipline in light of investor demands and commodity price volatility. As a result, we exited the quarter with 22 rigs operating in the field. Since exiting the second quarter, we have seen improvement in our contracted AC pad-optimal rig count and we expect to add more contracted rigs during the third quarter. The rig releases experienced during the second quarter caused higher and longer-than-expected, transitory downtime and cost inefficiencies for our rig fleet during the quarter.

Looking forward, we believe ICD is well positioned with a strong balance sheet and liquidity position supporting our pad-optimal fleet and relentless focus on safety, operational excellence, and customer satisfaction. Our merger integration is complete, and we are now seeing increased near-term customer high-grading opportunities that were not available to the Company pre-merger. We have reentered the Eagle Ford and expect to add additional rigs to that market during the second half of this year. We have exciting initiatives underway involving rig conversions, upgrades, and technology that were all budgeted and require minimal incremental capital outlays. These initiatives are expected to generate significant free cash flow and value for ICD, our customers, and our stockholders.

In light of current stock valuations and the fact that the merger integration and associated costs are now behind us, I am pleased to announce that our Board of Directors has authorized a stock repurchase program of up to $10 million. We plan to make future capital allocation decisions based on free cash flow generation and prioritizing between stock repurchases, our most economic investment opportunities within our existing fleet, and debt repayment."

Quarterly Operational Results

In the second quarter of 2019, the Company's fleet operated at 83.7% utilization and recorded 2,330 revenue days, compared to 99.3% utilization and 1,265 revenue days in the second quarter of 2018, and 94.8% utilization and 2,728 revenue days in the first quarter of 2019.

Operating revenues in the second quarter of 2019 totaled $52.9 million, compared to $25.8 million in the second quarter of 2018 and $60.4 million in the first quarter of 2019. Second quarter 2019 revenues include $0.5 million of early termination revenue, and second quarter and first quarter 2019 revenues include $46 thousand and $1.0 million, respectively, of non-cash intangible revenue associated with the Sidewinder merger that closed on October 1, 2018. Excluding this early termination revenue and non-cash revenue, revenue per day in the second quarter of 2019 was $20,868, compared to $19,411 in the second quarter of 2018 and $20,755 in the first quarter of 2019. Sequential revenue per day increases were driven by higher dayrates from recontracting of older legacy contracts.

Operating costs in the second quarter of 2019 totaled $37.5 million, compared to $18.0 million in the second quarter of 2018 and $39.3 million in the first quarter of 2019. Fully burdened operating costs were $14,155 per day in the second quarter of 2019, compared to $13,034 in the second quarter of 2018 and $13,302 in the first quarter of 2019. Sequential increases in per day operating costs were primarily the result of decreased operating days and transitory personnel costs associated with the reduction in operating rigs.

Fully burdened rig operating margins in the second quarter of 2019 were $6,713 per day, compared to $6,377 per day in the second quarter of 2018 and $7,453 per day in the first quarter of 2019. Sequential reductions in margin per day were associated with the transitory increases in cost per day.

Selling, general and administrative expenses in the second quarter of 2019 were $3.0 million (including $0.4 million of non-cash stock-based compensation), compared to $3.5 million (including $0.7 million of non-cash stock-based compensation) in the second quarter of 2018 and $4.5 million (including $0.4 million of non-cash stock-based compensation) in the first quarter of 2019. Sequential decreases in SG&A were primarily associated with continued merger synergy realization and reduced incentive compensation accruals in light of reduced operating activity.

A tax charge of $2.7 million ($0.03 per share) was recorded in the second quarter of 2019 as a result of applying the Company's revised estimated annual tax rate to the year-to-date results. The expected annual tax expense for 2019 consists of Louisiana and Texas tax.

During the second quarter of 2019, the Company incurred other expenses of $0.3 million related to costs associated with the resolution of non-recurring pre-IPO litigation matters.

Drilling Operations Update

In light of market conditions, the Company elected during the second quarter of 2019 to decommission the remaining three operating SCR rigs in its fleet. All of these rigs ceased operations by early July 2019. These rigs will not re-enter the Company's marketed fleet until their conversions to AC pad-optimal status are complete. As a result, the Company recorded a $3.1 million non-cash asset impairment during the quarter relating to equipment that will be replaced. Long lead-time items for these conversions were previously ordered, and the first conversion is scheduled for completion at the end of the third quarter of 2019.

The Company's backlog of drilling contracts with original terms of six months or longer is $84.2 million as of June 30, 2019, representing 10.8 rig years of activity. Approximately 66% of this backlog is expected to be realized during the remainder of 2019. The Company also has 4 rigs currently operating under short-term contracts not included in this reported backlog.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2019, net of asset sales and recoveries, remains $29 million. During the second quarter of 2019, cash outlays for capital expenditures, net of asset sales and recoveries, was $9.1 million. Budgeted capital expenditures for the remainder of the year include maintenance and ancillary equipment items, completion of budgeted 300 series upgrades, the first of which is scheduled for completion during the third quarter of 2019, and items associated with budgeted SCR conversions, the first of which is scheduled for completion at the end of the third quarter of 2019.

As of June 30, 2019, the Company had cash on hand of $10.3 million, no amounts drawn on its $40 million revolving credit facility, and $130 million principal amount outstanding under its term loan. The term loan includes a fully committed $15 million accordion that remains undrawn and fully available to the Company.

Conference Call Details

A conference call for investors will be held today, August 1, 2019, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2019 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10133851. The replay will be available until August 8, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 10,278	$ 12,247
Accounts receivable, net	35,862	41,987
Inventories	2,443	2,693
Assets held for sale	13,796	19,711
Prepaid expenses and other current assets	3,321	8,930
Total current assets	65,700	85,568
Property, plant and equipment, net	489,074	496,197
Goodwill	1,627	1,627
Other long-term assets, net	2,212	1,470
Total assets	$ 558,613	$ 584,862
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 1,161	$ 587
Accounts payable	19,606	16,312
Accrued liabilities	16,057	29,219
Current portion of contingent consideration	13,950	-
Total current liabilities	50,774	46,118
Long-term debt (2)	128,654	130,012
Contingent consideration	-	15,748
Deferred income taxes, net	1,132	774
Other long-term liabilities	1,125	677
Total liabilities	181,685	193,329
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 77,469,233 and 77,598,806 shares issued, respectively, and 76,948,679 and 77,078,252 shares outstanding, respectively	769	771
Additional paid-in capital	504,074	503,446
Accumulated deficit	(124,869)	(109,638)
Treasury stock, at cost, 520,554 shares	(3,046)	(3,046)
Total stockholders' equity	376,928	391,533
Total liabilities and stockholders' equity	$ 558,613	$ 584,862

(1)	Current portion of long-term debt relates to the current portion of vehicle finance and capital lease obligations.

(2)

As of June 30, 2019, long-term debt includes $1.5 million of long-term vehicle finance lease obligations.  As of December 31, 2018, long-term debt included $0.6 million of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Revenues	$ 52,879	$25,754	$ 60,358	$113,237	$51,381
Costs and expenses
Operating costs	37,453	17,966	39,333	76,786	36,892
Selling, general and administrative	3,008	3,495	4,545	7,553	6,974
Merger-related expenses	1,287	443	1,081	2,368	443
Depreciation and amortization	11,371	6,579	11,313	22,684	13,170
Asset impairment (insurance recoveries), net	5,855	-	2,018	7,873	(35)
Loss (gain) on disposition of assets, net	18	(333)	3,220	3,238	(415)
Total cost and expenses	58,992	28,150	61,510	120,502	57,029
Operating loss	(6,113)	(2,396)	(1,152)	(7,265)	(5,648)
Interest expense	(3,592)	(938)	(3,761)	(7,353)	(1,881)
Other expense	(255)	-	-	(255)	-
Loss before income taxes	(9,960)	(3,334)	(4,913)	(14,873)	(7,529)
Income tax expense (benefit)	2,898	(21)	(2,540)	358	(70)
Net loss	$(12,858)	$ (3,313)	$ (2,373)	$ (15,231)	$ (7,459)

Loss per share:
Basic and Diluted	$ (0.17)	$ (0.09)	$ (0.03)	$ (0.20)	$ (0.20)

Weighted average number of common shares outstanding:
Basic and Diluted	75,692	38,253	75,692	75,692	38,188

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities
Net loss	$ (15,231)	$ (7,459)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	22,684	13,170
Asset impairment (insurance recoveries), net	7,873	(35)
Stock-based compensation	803	1,362
Loss (gain) on disposition of assets, net	3,238	(415)
Deferred income taxes	358	(70)
Amortization of deferred financing costs	406	185
Bad debt (recovery) expense	(42)	22
Changes in operating assets and liabilities
Accounts receivable	6,167	(1,668)
Inventories	(61)	(136)
Prepaid expenses and other assets	2,751	(951)
Accounts payable and accrued liabilities	(8,953)	(539)
Net cash provided by operating activities	19,993	3,466

Cash flows from investing activities
Purchases of property, plant and equipment	(23,344)	(13,023)
Proceeds from insurance claims	1,000	-
Proceeds from the sale of assets	3,912	327
Net cash used in investing activities	(18,432)	(12,696)

Cash flows from financing activities
Borrowings under ABL Credit Facility	2,511	-
Repayments under ABL Credit Facility	(5,077)	-
Borrowings under CIT Credit Facility	-	27,441
Repayments under CIT Credit Facility	-	(17,200)
Common stock issuance costs	(177)	-
Purchase of treasury stock	-	(350)
RSUs withheld for taxes	-	(95)
Financing costs paid under Term Loan Facility	(5)	-
Financing costs paid under ABL Credit Facility	(12)	-
Financing costs paid under CIT Credit Facility	-	(215)
Payments for finance and capital lease obligations	(770)	(330)
Net cash (used in) provided by financing activities	(3,530)	9,251
Net (decrease) increase in cash and cash equivalents	(1,969)	21

Cash and cash equivalents
Beginning of period	12,247	2,533
End of period	$ 10,278	$ 2,554

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 7,047	$ 1,878
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ 591	$ 3,621
Additions to property, plant and equipment through capital leases	$ 2,223	$ 309
Transfer of assets from held and used to held for sale	$ (4,028)	$ -
Transfer from inventory to fixed assets	$ (311)	$ -

The following table provides various financial and operational data for the Company's operations for the three months ending June 30, 2019 and 2018 and March 31, 2019, and the six months ending June 30, 2019 and 2018. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2019	2018	2019	2019	2018

Number of marketed rigs end of period(1)	30	14	32	30	14
Rig operating days(2)	2,330.2	1,264.7	2,728.1	5,058.3	2,524.1
Average number of operating rigs(3)	25.6	13.9	30.3	27.9	13.9
Rig utilization (4)	83.7%	99.3%	94.8%	89.3%	99.6%
Average revenue per operating day (5)	$ 20,868	$ 19,411	$ 20,755	$ 20,807	$ 19,233
Average cost per operating day(6)	$ 14,155	$ 13,034	$ 13,302	$ 13,695	$ 13,223
Average rig margin per operating day	$ 6,713	$ 6,377	$ 7,453	$ 7,112	$ 6,010

(1)

Number of marketed rigs as of June 30, 2019 increased by 16 rigs as compared to the number of marketed rigs as of June 30, 2018 as a result of the Sidewinder Merger.  Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $3.7 million, $1.2 million and $2.7 million during the three months ended June 30, 2019 and 2018, and March 31, 2019, respectively, and $6.4 million and $2.8 million during the six months ended June 30, 2019 and 2018, respectively, (ii) revenues associated with the amortization of intangible revenue acquired in the Sidewinder Merger of $46 thousand and $1.1 million during the three and six months ended June 30, 2019, respectively, and (iii) early termination revenues of $0.5 million and $0.5 million during the three and six months ended June 30, 2019, respectively. The three and six months ended June 30, 2018 did not include any intangible or early termination revenues.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $3.7 million, $1.2 million and $2.7 million during the three months ended June 30, 2019 and 2018, and March 31, 2019, respectively, and $6.4 million and $2.8 million during the six months ended June 30, 2019 and 2018, respectively, (ii) new crew training costs of zero, $68 thousand and zero during the three months ended June 30, 2019 and 2018, and March 31, 2019, respectively and zero and $93 thousand during the six months ended June 30, 2019 and 2018, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.7 million, $0.2 million and $0.3 million during the three months ended June 30, 2019 and 2018, and March 31, 2019, respectively, and $1.0 million and $0.6 million during the six months ended June 30, 2019 and 2018, respectively, and (iv) rig de-commissioning costs associated with stacking deactivated rigs of $0.1 million and $0.1 million during the three and six months ended June 30, 2019, respectively.  The three and six months ended June 30, 2018 and the three months ended March 31, 2019 did not include any de-commissioning costs.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net (Loss) Income:

	(Unaudited)						(Unaudited)
	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2019		2018		2019		2019		2018
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (12,858)	$(0.17)	$(3,313)	$(0.09)	$(2,373)	$ (0.03)	$(15,231)	$ (0.20)	$(7,459)	$ (0.20)
Add back:
Asset impairment (insurance recoveries), net (1)	5,855	0.08	-	-	2,018	0.03	7,873	0.10	(35)	-
Loss (gain) on disposition of assets, net(2)	18	-	(333)	-	3,220	0.04	3,238	0.04	(415)	(0.01)
Intangible revenue(3)	(46)	-	-	-	(1,033)	(0.01)	(1,079)	(0.01)	-	-
Merger-related expenses(4)	1,287	0.02	443	0.01	1,081	0.01	2,368	0.04	443	0.01
Other expense	255	-	-	-	-	-	255	-	-	-
Adjusted net (loss) income	$ (5,489)	$(0.07)	$(3,203)	$(0.08)	$ 2,913	$ 0.04	$ (2,576)	$ (0.03)	$(7,466)	$ (0.20)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2019	2018	2019	2019	2018
(in thousands)
Net loss	$(12,858)	$ (3,313)	$ (2,373)	$(15,231)	$ (7,459)
Add back:
Income tax expense (benefit)	2,898	(21)	(2,540)	358	(70)
Interest expense	3,592	938	3,761	7,353	1,881
Depreciation and amortization	11,371	6,579	11,313	22,684	13,170
Asset impairment (insurance recoveries), net(1)	5,855	-	2,018	7,873	(35)
EBITDA	10,858	4,183	12,179	23,037	7,487
Loss (gain) on disposition of assets, net(2)	18	(333)	3,220	3,238	(415)
Stock-based compensation	416	718	387	803	1,362
Intangible revenue(3)	(46)	-	(1,033)	(1,079)	-
Merger-related expenses(4)	1,287	443	1,081	2,368	443
Other expense	255	-	-	255	-
Adjusted EBITDA	$ 12,788	$ 5,011	$ 15,834	$ 28,622	$ 8,877

(1)

In the second quarter of 2019, we recorded an impairment of $5.9 million to reflect (i) a $3.1 million impairment of non-marketable SCR drilling equipment on rigs that will be upgraded, (ii) a $1.1 million impairment of drilling assets to be sold at auction in August 2019, (iii) a $0.2 million impairment of real property acquired in the Sidewinder merger that is scheduled to be sold during the third quarter of 2019 and (iv) a $1.2 million impairment of miscellaneous drilling equipment previously held for sale, but deemed unsalable in the current market environment. In the first quarter of 2019, we recorded a $2.0 million impairment of drilling assets that were sold at auction in April 2019.

(2)

In the second quarter of 2018, we recorded a gain on disposition of assets of $0.3 million, primarily due to a gain on the sale or disposition of miscellaneous drilling equipment.  In the first quarter of 2019, we recorded a loss on the disposition of assets of $3.2 million primarily related to the sale of certain surplus assets, acquired in the Sidewinder merger, at auctions during the quarter.

(3)

For the three and six months ended June 30, 2019, and the three months ended March 31, 2019, we amortized intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.

(4)

For all periods presented, we incurred costs directly associated with the Sidewinder merger.  These costs were primarily comprised of severance, professional fees and other merger integration related expenses.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211